Exhibit 99.2

BioNeutral gains initial market acceptance.

NEWARK, N.J., Feb. 22, 2013 -/PR Newswire/- BioNeutral Group, Inc. (OTCBB: BONU) Mark Lowenthal, President and CEO of BioNeutral Group, Inc, a specialty life science technology based company announced today that following an extensive product development and testing period, the initial reception of its products in the marketplace has far exceeded the Company’s initial expectations.

In a letter to shareholders, Mr. Lowenthal stated, “After only six weeks in the marketplace, it now appears that our efforts are beginning to bear fruit. To date we have called on approximately 75 potential customers across a wide variety of trade classes in the relevant Health and Industrial markets and we're happy to say that the reception to our product offerings, both Ygiene™ 206 and Ogiene™ have far exceeded our expectations.  Over two thirds of the accounts we called on in the healthcare and life sciences related markets were interested in meeting with us, and to date, over 50% of those proceeded to initiate trials of our products with many more trials pending.  In the Industrial markets, we were equally well received with "across the board" interest from the full spectrum of market participants, i.e. end users, distributors, wholesalers and independent manufactures’ in markets as diverse as Sanitation and Janitorial services, Mold Remediation and agriculture both here at home as well as abroad.”

In his announcement, Mr. Lowenthal went on to say, “much still needs to be accomplished.  Our meetings are early ones. Trials, while going well, need to be completed and even more initiated.  However, it is becoming increasingly evident to us that our products meet a "need" in the marketplace that we are fast becoming increasingly able to meet.  In this regard, we have begun taking initial stocking orders with a growing amount anticipated, although as always there can be no assurance, over the next several months. While at this early time I hesitate to say more, we believe that we will be in a position to conduct a full-scale marketing and sales effort in the second half of this year if not earlier.“

About BioNeutral Group, Inc.

Headquartered in Newark, New Jersey, BioNeutral Group, Inc., is a specialty technology-based life-science company that has developed a technology platform that neutralizes harmful environmental contaminants, toxins and dangerous micro-organisms including bacteria, viruses, mold, fungi and spores. BioNeutral's products, Ygiene™ and Ogiene™, kill germs and clean surfaces with a dramatic increase in speed and power over their rivals in the marketplace. BioNeutral's proprietary platform technology has been proven effective in surface, water and airborne applications. Its antimicrobial line of products under the Ygiene™ brand have been approved by the EPA for sale in the United States and has previously been approved for sale in Germany and it is also permitted to be sold in the UK, France and Sweden. Auto Neutral is a registered trademark of BioNeutral Group, Inc. For more information on BioNeutral, including a listing of company products, leadership and background please visit www.bioneutral.com.

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Forward-Looking Statements: This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those described in the Company's filings with the Securities and Exchange Commission. BioNeutral routinely tests its formulations against those of its competitors. The results are published to let shareholders know how the Company's technology compares with known formulations in the market place. Any product claim for antimicrobial activity requires approval from the EPA or FDA, depending upon where and how the formulations are used. The EPA has approved and registered the Company's data and findings specific to Ygiene-206. BioNeutral's antimicrobial formulations will be marketed under the brand name Ygiene® and are available for sale in the United States.

CONTACT: FOR THE COMPANY: Mark Lowenthal, CEO, BioNeutral Group, Inc.+1-973-577-8003